SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 19, 2003

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware	1-11011	86-0695381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona		85251-7623
(Address of Principal Executive Offices)		(Zip Code)

(480) 636-4800

(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On December 19, 2003, The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, received $276 million in final settlement of substantially all amounts owed to the Company from its largest borrower, a timeshare resort development company.  The transaction also included the sale of FINOVA’s equity investment in the borrower.  FINOVA will retain a $7.7 million loan to this customer related to a single property.

The cash settlement resulted in an estimated  $91 million recovery in excess of FINOVA’s carrying amount and will be recorded in the Company’s financial statements for the year ended December 31, 2003.  The carrying amount had previously been reduced by various adjustments, the majority of which were due to write-downs and the estimation of fair value in connection with FINOVA’s implementation of fresh-start reporting upon emergence from bankruptcy.  Accounting rules did not permit subsequent adjustments for increases in estimated valuation until they were realized.

The settlement reduced FINOVA’s financial assets as of September 30, 2003 by approximately 9%, continuing the orderly collection and liquidation of its asset portfolio.  The funds will be used to reduce the Company’s outstanding indebtedness.

Despite this settlement and recovery, FINOVA still has a significant negative net worth.  Based on the Company’s financial condition, it remains highly unlikely there will be funds available to fully repay the outstanding principal on its outstanding Senior Notes, and as a result, there will not be a return to the Company’s stockholders.  For these reasons, the Company believes that investing in FINOVA’s debt and equity securities involves a high level of risk to the investor.

Certain statements in this report are forward-looking, in that they do not discuss historical fact, but instead note future expectations.  Forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Those factors include FINOVA’s ability to repay its outstanding indebtedness and/or generate returns for its stockholders.

FINOVA does not intend to update forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect those statements.  FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that can affect their accuracy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.

Date: December 23, 2003	By:	/s/ Richard Lieberman
Richard Lieberman
Senior Vice President
General Counsel & Secretary